Exhibit 10.33.1
FIRST AMENDMENT TO LEASE AGREEMENT
     THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is made and entered into as of March 1, 2009 by and between ATLANTA LAKESIDE REAL ESTATE, L.P. , a Georgia Limited Partnership (“Landlord”) and MEDQUIST TRANSCRIPTIONS, LTD. (as successor to Lanier Healthcare, L.L.C.), a New Jersey corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Lanier Healthcare, L.L.C. entered into that certain Lease Agreement dated September 6, 2002 (the “Lease”), for premises consisting of approximately 38,113 square feet of space (the “Premises”) located at 5430 Metric Place, Suite 200, Norcross, Georgia 30092;
     WHEREAS, Lanier Healthcare, L.L.C. was acquired by Tenant on July 1, 2002, on December 6, 2005 Lanier Healthcare L.L.C. changed its name to MedQuist Healthcare LLC, and on December 30, 2005 MedQuist Healthcare LLC merged with and into Tenant so that Tenant ultimately succeeded Lanier Healthcare, L.L.C. as Tenant under the Lease;
     WHEREAS, the term of the Lease expired on June 14, 2008 and Tenant continued occupancy of the Premises pursuant to the holdover provisions of the Lease (Landlord hereby waiving any and all rights to collect any further additional rent from

Tenant resulting from any such holdover provision contained in the Lease, if any); and
     WHEREAS, Landlord and Tenant desire to enter into this First Amendment for the purpose of ending the holdover tenancy and to extend the term of the Lease and to decrease the size of the Premises on the terms and conditions described herein.
     NOW THEREFORE, for and in consideration of the premises hereto, the keeping and performance of the covenants and agreements hereinafter contained, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree as follows:
     1. Recitals/Defined Terms. The above recitals are true and correct and are hereby incorporated into this First Amendment as if set forth herein at length. All terms used herein and denoted by their initial capitalization shall have the meanings set forth in the Lease unless set forth herein to the contrary.
     2. Lease Term Extension. The term of the Lease is hereby extended for a period of 65 months, commencing on March 1, 2009 (the “Commencement Date”), and expiring on July 31, 2014 (the “Extended Term”).
     3. Tenant Improvement Allowance for Extended Term. Landlord, at Landlord’s sole expense, shall demise the New Premises (as defined herein) per the floor plan attached as Exhibit A and will provide all improvements set forth on Exhibit A on a turn-key basis. Landlord, at Landlord’s sole expense, shall have a certified HVAC contractor evaluate the mechanical systems in the New Premises and will provide the evaluation report to Tenant. Based on that evaluation, necessary improvements will be made by Landlord, at Landlord’s sole expense, to specifically address capacity and air distribution. All improvements/recommendations by the HVAC contractor will be completed by Landlord, at Landlord’s sole expense, including repairs and/or replacement of rooftop units. All exhaust fans will be upgraded by Landlord at Landlord’s sole expense. All of the foregoing shall be hereinafter referred to as the “Landlord’s Work Obligations”. Landlord shall impose upon the contractor and/or other agents or employees of Landlord performing the Landlord’s Work Obligations a requirement that such person(s) will agree to use their best efforts to not unreasonably interfere with the conduct of Tenant’s business operations.
     4. Base Rental During Extended Term. The Base Rental during the Extended Term shall be as follows. Tenant shall pay Tenant’s Percentage Share of CAM Expenses, Landlord’s Real Estate Taxes and Insurance Expenses during the 5 month free rent period.

	Base	Base	Base
Extended Term	Rental PSF	Rental Annual	Rental Monthly
3/1/09 — 7/31/09	Free	$0	$0
8/1/09 — 2/28/10	$12.00	$233,652.00	$19,471.00
3/1/10 — 2/28/11	$12.36	$240,661.56	$20,055.13
3/1/11 — 2/28/12	$12.73	$247,865.83	$20,655.49
3/1/12 — 2/28/13	$13.11	$255,264.81	$21,272.07
3/1/13 — 2/28/14	$13.50	$262,858.50	$21,904.88
3/1/14 — 7/31/14	$13.91	$270,841.61	$22,570.13
     5. Reduction in Size of the Premises. Effective March 1, 2009 and for the remaining term of the Lease, the Premises shall consist of the 19,471 rentable square feet as shown on the floor plan attached as Exhibit A (the “New Premises”). Tenant’s Percentage Share for the New Premises shall be 33.57%. Landlord and Tenant hereby terminate the Lease only as it relates to a portion of the Premises consisting of approximately Eighteen Thousand Six Hundred Forty-Two (18,642) rentable square feet (the “Terminated Premises”) effective as of February 28, 2009, and Landlord agrees that Tenant shall have no further obligations under the Lease with respect to the Terminated Premises as of February 28, 2009, except for any amounts owed (due to reconciliation of 2008 operating expenses) in connection with the Termination Premises for periods prior to February 28, 2009. It is understood and agreed that, upon completion of the Landlord’s Work Obligations, Tenant shall surrender possession of the Terminated Premises and shall continue in possession and occupancy of the New Premises. Tenant agrees to continue in possession of the Terminated Premises in “as-is” condition, subject however to the completion of the Landlord’s Work Obligations.
     6. Parking. During the Extended Term, Landlord shall provide Tenant 88 parking spaces free and unassigned.
     7. Right of First Refusal. The right of first refusal in Section 2.07 of the Lease is hereby deleted.
     8. Binding Effect. This First Amendment shall be governed by and construed in accordance with the laws of the State of Georgia, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns, but always subject, in the case of Tenant, to the limitations on assignment and sublease set forth in the Lease. In the event of any inconsistency or conflict between the terms of this First Amendment and of the Lease, the terms hereof shall control. Time is of the essence of all of the terms of this First Amendment.
     9. Continued Validity. Except as hereinabove provided, all other terms and conditions of the Lease shall remain unchanged and in full force and effect, and are hereby ratified and confirmed by Landlord and Tenant.
     10. Modifications. This First Amendment may not be changed, modified, discharged or terminated orally in any manner other than by an agreement in writing signed by Landlord and Tenant or their respective heirs, representatives, successors and permitted assigns.
     11. Authority. The person executing First Amendment on behalf of Tenant does hereby personally represent and warrant that Tenant is a validly existing corporation and is fully authorized and qualified to do business in the State of Georgia, that the corporation has full right and authority to enter into First Amendment, and that the undersigned, who is signing on behalf of the corporation, is a duly authorized officer of the corporation and is authorized to sign on behalf of the corporation. The person executing First Amendment on behalf of Landlord does hereby personally represent and warrant that Landlord is a validly existing limited partnership and is fully authorized and qualified to do business in the State of Georgia, that the limited partnership has full right and authority to enter into First Amendment, and that the undersigned, who is signing on behalf of the limited partnership, is a duly authorized officer of the limited partnership and is authorized to sign on behalf of the limited partnership.
     12. Broker. Landlord and Tenant represent and warrant to the other that Resource Real Estate Partners, L.L.C. represents the Landlord in connection with this transaction and CB Richard Ellis represents the Tenant (collectively, the “Brokers”). Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with the negotiations or execution of First Amendment other than the Brokers, and Landlord and Tenant agree to indemnify the other against all costs, expenses, reasonable attorney’s fees, or other liability for commissions or other compensation or charges resulting from a breach of such representations. The parties acknowledge and agree that the Brokers shall be paid a fee by Landlord pursuant to a separate agreement and upon full execution of First Amendment.

     IN WITNESS WHEREOF, the parties have set their hands and affixed theirs seals to First Amendment to be effective as of the day and year first above written.

LANDLORD: ATLANTA LAKESIDE REAL ESTATE, L.P., a Georgia Limited Partnership
By:	/s/ Alexander Logan
Alexander Logan, Authorized Agent

TENANT: MEDQUIST TRANSCRIPTIONS, LTD., a New Jersey corporation
By:	/s/ Peter Masanotti
	Name:	Peter Masanotti
	Title:	CEO